 EX‑35.2

(logo) ncb
National Cooperative Bank

2011 Crystal Drive
Suite, 800
Arlington, VA 22202

February 29, 2016

Wells Fargo Commercial Mortgage Securities, Inc. as Depositor
Attn: AJ Sfarra
375 Park Avenue, 2nd Floor
J0127-023
New York, NY 10152

RE: Annual Statement as to Compliance WFCM 2015 LC22

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2015-LC22, as an authorized officer of National Cooperative Bank, N.A., formerly NCB, FSB (the “NCB Master Servicer”), I hereby certify pursuant to Section 11.12 thereof that:

a. A review of the activities of the NCB Master Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b. To the best of my knowledge, based on these reviews, the NCB Master Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2016.

Best regards,
/s/ Karyn Mann
Karyn Mann
Senior Vice President, Investor Compliance
National Cooperative Bank, N.A.